                                  Exhibit 12.1
                                RATIO OF EARNINGS
                                TO FIXED CHARGES
          (Amounts in thousands of dollars, except ratio information)



                                                               SIX MONTHS ENDED
                                                                   AUGUST 31,
                                                            ------------------------
                                                              1996            1995
                                                            --------         -------
1   Earnings

    Pre-tax income                                          (15,737)         (12,051)

    Interest expense                                          7,677            5,833
                                                            -------          -------
                                                             (8,060)          (6,218)
                                                            =======          =======



2   Fixed Charges

    Interest expense                                          7,677            5,833
                                                            =======          =======



3   Ratio (1 divided by 2)                                      N/A(A)          N/A(A)
                                                            =======          =======




(A) Earnings are inadequate to cover fixed charges. The amount of the deficiency is $15,737, and $12,051 for the six months ended August 31, 1996 and 1995, respectively.


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